Exhibit 99.1

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:

Lisa Elliott / lelliott@DennardLascar.com

Dennard-Lascar Investor Relations: 713-529-6600

Gastar Exploration Announces Notification of NYSE American Continued Listing Deficiency

HOUSTON, August 29, 2018 – Gastar Exploration Inc. (NYSE American: GST) (“Gastar” or the “Company”) announced today that, on August 28, 2018, it received a deficiency letter from the NYSE American stock exchange informing the Company of its non-compliance with continued listing standards because the Company’s common stock has been selling for a low price per share for a substantial period of time. The NYSE American staff determined that the Company’s continued listing on the exchange is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the staff determined to be no later than February 28, 2019.

As previously reported, the Company is working closely with its financial and legal advisors to consider potential strategic transactions including financing, refinancing, sale or merger transactions, and is encouraging proposals from existing stakeholders and interested third-parties.  The Company will accordingly consider measures that are in the best interests of the Company and its stockholders, but no decision has been made at this time with respect to specific measures regarding the continued listing of the Company’s stock on the NYSE American. If the Company is unable to regain compliance, the NYSE American will initiate procedures to suspend and delist the Company’s common stock, 8.625% Series A Cumulative Preferred Stock and 10.75% Series B Cumulative Preferred Stock.  In the interim, the Company’s common stock and two series of preferred stock will continue to be listed on the NYSE American subject to the Company’s compliance with other continued listing requirements and subject to the trading price remaining above $0.06 per share. The Company’s common stock will continue to trade on the NYSE American under the symbol “GST,” but will have an added designation of “.BC” to indicate that the Company is below compliance with the listing standards set forth in the Company Guide. The NYSE American notification of continued listing deficiency does not affect the Company’s business operations or its reporting obligations under the Securities and Exchange Commission regulations.

The Company has also been informally notified by the NYSE American staff that if the trading price of the Company’s common stock trades at or below $0.06 per share, then the Company’s common and preferred stock will be automatically suspended from further trading on the NYSE American. If the Company’s preferred and common stock is suspended from the NYSE American, the Company expects that the securities would be quoted on the OTCQB over-the-counter market under different symbols on the following trading day. Such a suspension of trading would also accelerate the delisting process with respect to the Company’s securities.

A delisting of the Company’s common stock would constitute a “fundamental change” under the terms of the indenture (the “Indenture”) governing the Company’s Convertible Notes due 2022 (“Convertible Notes”), which would permit the noteholders to require the Company to repurchase all or part of such holder’s notes on a date specified by the Company (the “Fundamental Change Repurchase Date”) that is not less than 20 nor more than 35 calendar days after the date a fundamental change repurchase notice is sent (which is required to be sent within 20 calendar days of the fundamental change event) at a repurchase price, payable in cash, equal to 101% of the principal amount of the Convertible Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date.  The failure to redeem the Convertible Notes on the Fundamental Change Repurchase Date would constitute an event of default under the Indenture and result in the automatic acceleration of the maturity date of the Convertible Notes.  Furthermore, upon the occurrence of an event of default under the Indenture, Ares Management LLC and its affiliates, as holders of a majority in principal amount of the Company’s term loan, or any transferee holder of a majority in principal amount of the Company’s term loan, would have the right to immediately accelerate the maturity of the term loan.

About Gastar Exploration

Gastar Exploration Inc. is a pure-play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in the normally pressured oil window of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar’s website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements express our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks described in Gastar’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q for the three months ended June 30, 2018 and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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